                                                Filed pursuant to Rule 424(B)(3)
                                                   Registration No. 333-46496


                               ALZA CORPORATION

                SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 3, 2000

     This supplement amends certain information contained in our prospectus, dated November 3, 2000, registering for resale our Zero Coupon Convertible Subordinated Debentures due July 28, 2020 and the shares of common stock issuable upon conversion of these debentures. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

     The table under the caption "Selling Security Holders" on page 30 of the prospectus is amended by: (i) adding to the table the security holders identified below on Schedule 1, and (ii) amending and restating the security holdings of those security holders identified below on Schedule 2. In addition,
                                                       ----------
the selling security holders idendified below and in the prospectus may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information about their holdings in transactions exempt from the registration requirements of the Securities Act.

Schedule 1
----------

                                                Principal Amount at
                                              Maturity of Debentures                                 Shares of
                                                   Beneficially            Conversion Shares       Common Stock
                                                    Owned that                    that              Owned After
                   Name                           May Be Offered             May Be Offered         the Offering
                   ----                           --------------             ---------------        ------------
Arkansas Teachers Retirement System ......         $ 9,802,000                 137,492
Baptist Health of South Florida ..........             505,000                   7,083
Boston Museum of Fine Arts ...............             258,000                   3,618
Engineers Joint Pension Fund .............           1,059,000                  14,854
GLG Global Convertible Fund ..............           2,400,000                  33,664
GLG Global Convertible Ucits Fund ........             600,000                   8,416
ING Pilgrim Convertible Fund .............           6,200,000                  86,967                266,701(1)
Lumberman's Mutual Casualty ..............           1,093,000                  15,331
Nicholas-Applegate Convertible Fund ......           3,887,000                  54,522
Physicians Life ..........................             831,000                  11,656
San Diego City Retirement ................           2,074,000                  29,091
San Diego County Convertible .............           4,480,000                  62,840
Screen Actors Guild ......................           1,127,000                  15,808
Van Kampen Harbor Fund ...................          19,000,000                 266,513
Wake Forest University ...................           1,962,000                  27,520
Writers Guild-Industry Health Fund .......             658,000                   9,229
Wyoming State Treasurer ..................           2,264,000                  31,757

Schedule 2
----------

                                                Principal Amount at
                                              Maturity of Debentures                                  Shares of
                                                   Beneficially            Conversion Shares         Common Stock
                                                    Owned that                    that                Owned After
                   Nane                           May Be Offered             May Be Offered           the Offering
                   ----                           --------------             --------------           ------------
Bay County PERS...........................         $ 1,035,000                  14,517
Chrysler Corporation Master Retirement
Trust.....................................           8,550,000                 119,930
Delta Air Lines Master Trust .............           3,050,000                  42,782
Finance Factors Limited...................             760,000                  10,660
Goldman Sachs and Company ................          21,280,000                 298,494                   2,909 (1)
Island Insurance Convertible Account......             750,000                  10,520
Kerr-McGee Corporation....................           4,570,000                  64,103
McMahan Securities Co. L.P. ..............           3,011,000                  42,235
Merrill Lynch Pierce Fenner & Smith, Inc.            9,191,000                 128,922                  77,818 (1)
Motion Picture Industry Health Plan -
  Active Member Fund .....................             865,000                  12,133
Motion Picture Industry Health Plan -
  Retiree Member Fund ....................             430,000                   6,031
OCM Convertible Trust ....................           3,775,000                  52,951
Partner Reinsurance Company, Ltd. ........           1,700,000                  23,845
R.J. Reynolds ............................             207,000                   2,903
Southern Farm Bureau Life Insurance.......           3,385,000                  47,481
Starvest Managed Portfolio................             410,000                   5,751
State Employees' Retirement Fund of the
  State of Delaware ......................           4,315,000                  60,526
State of Connecticut Combined
  Investment Funds .......................           9,535,000                 133,747
Vanguard Convertible Securities
  Fund, Inc. .............................          10,280,000                 144,197

(1) All shares are issuable upon conversion of our 5 1/4% zero coupon convertible subordinated debentures due 2014.

Information concerning the selling security holders is based upon information provided to us by the security holders. This information may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and therefore the number of shares of common stock issuable upon conversion or redemption of the debentures, are subject to adjustment. See "Description of the Debentures" in the prospectus. As a result, the aggregate principal amount of debentures and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

                The date of this Supplement is November 30, 2000